Exhibit 19.1
VILLAGE SUPER MARKET, INC.
INSIDER TRADING POLICY
SECTION 1. PURPOSE AND OVERVIEW
Village Super Market, Inc. ("Village" or the "Company") is committed to conducting its business in compliance with all applicable federal and state securities laws. This Insider Trading Policy is designed to:
•prevent insider trading and unlawful disclosure of material nonpublic information ("MNPI");
•protect the reputation and integrity of the Company and its employees;
•promote compliance with the Securities Exchange Act of 1934 (the "Exchange Act"), U.S. Securities and Exchange (the "SEC") rules, and applicable stock exchange requirements; and
•establish procedures governing transactions involving the Company's securities.
No Board of Director, officer, employee, consultant, or other covered person of Village (as defined later herein) may trade in the Company's securities while aware of MNPI concerning the Company.
SECTION 2. MATERIAL NONPUBLIC INFORMATION
Material Information
Information is generally considered "material" if a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances at the time of the potential securities transaction, and is often evaluated by enforcement authorities with the benefit of hindsight. When in doubt about whether certain nonpublic information is material, you should presume it is material.
Examples of material information include, but are not limited to, the following:
•quarterly or annual financial results;
•earnings guidance or projections;
•proposed or pending mergers, acquisitions, divestitures, or joint ventures;
•significant financing transactions;
•significant changes in senior management or other key employees;
•significant litigation or regulatory developments;
•significant cybersecurity incidents;
•changes in dividend policies or stock repurchase programs; and
•other significant business developments.
Nonpublic Information
Information is considered nonpublic until it has been broadly disseminated to the general public and sufficient time has passed for the market to absorb it.

The following forms of communication are generally considered sufficient methods of dissemination:
•documents filed with the SEC and available on the SEC's website;
•press releases disseminated through newswire services or other normal media outlets; and
•a conference call or webcast that is open to the public at large and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Exchange Act.
Once the information has been widely disseminated, it is still necessary to afford the general public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day has elapsed following public disclosure. For example, if Village were to issue a press release pre-market (i.e., before stock markets are open for trading) on a Wednesday that included previously nonpublic information (e.g., Village's quarterly operating results), such information generally would not be considered publicly disseminated until Thursday (with Wednesday constituting one full day of trading). If Village were to instead issue its press release midday Wednesday while the stock markets are open, such information generally would not be considered publicly disseminated until Friday (with Thursday constituting one full day of trading).
SECTION 3. COVERED INDIVIDUALS
This Insider Trading Policy applies to the following individuals, collectively referred to as "Covered Persons":
•all Board of Directors, officers, and employees of the Company;
•certain vendors, contractors, consultants, and business partners of the Company who may have access to MNPI about the Company;
•family members (e.g., a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, in-laws, etc.) and non-family members residing in the same household of individuals to whom this policy applies;
•individuals whose transactions are directed or influenced by a Covered Person; and
•trusts, partnerships, corporations, or other entities controlled by a Covered Person.
Covered Persons are responsible for ensuring compliance by related persons and controlled entities.
SECTION 4. PROHIBITED CONDUCT
Trading While Aware of MNPI
No Covered Person may:
•purchase, sell or gift Company securities while aware of MNPI about the Company; or
•assist or otherwise recommend that another person purchase or sell Company securities while aware of MNPI about the Company.
Tipping
Covered Persons may not disclose Village-specific MNPI to any person outside the Company, including family members, friends, vendors, consultants, or business associates, unless such disclosure is authorized and required for legitimate business purposes.
Shadow Trading
No Covered Person may purchase, sell, gift, or otherwise trade in the securities of another company while aware of MNPI about the other company that was obtained through the Covered Person's relationship with the Company. This prohibition applies to securities of suppliers, customers, vendors, business partners, competitors, acquisition targets, and other companies with which the Company has a business relationship.

SECTION 5. BLACKOUT WINDOWS
Quarterly Blackout Period
Board of Directors, officers, Section 16 Reporting Persons (as defined in Section 12 of this policy), and certain designated employees of Village identified by the Chief Financial Officer and/or General Counsel (collectively, "Restricted Persons") may trade only during approved trading windows.
The standard trading window will open at the beginning of the second trading day following public release of quarterly or annual earnings and remain open until the stock markets close on the last Friday before the end of the applicable fiscal quarter. For example, if Village were to release its first fiscal quarter’s operating results pre-market on a Wednesday during the second fiscal quarter, the trading window will begin the following trading day (i.e., Thursday, as described in Section 2 of this policy) and end on when the stock markets close on the last Friday of the second fiscal quarter.
The Company will notify Restricted Persons via email at both the beginning and ending of each quarterly blackout period.
Event-Specific Blackouts
The Company may impose special blackout periods whenever material developments have not yet been publicly disclosed. Persons subject to a special blackout may not trade in Company securities until formally notified that the blackout has been lifted. Furthermore, such persons are prohibited from disclosing to other individuals that they are currently subject to an event-specific blackout period. Additional instructions, if any, will be provided to impacted persons if and when an event-specific blackout period occurs.
SECTION 6. PRE-CLEARANCE AND ANNUAL CERTIFICATION REQUIREMENTS
Restricted Persons must obtain written pre-clearance before engaging in any transaction involving the Company's securities, including gifts. Pre-clearance requests should be submitted to the Chief Financial Officer, General Counsel, or other designated compliance employee at least two business days in advance of the proposed transaction.
If approved, such approval remains valid only for the period specified in the approval notice and may be revoked if circumstances change.
Restricted Persons must also certify annually that they have read and understand the Company's Insider Trading Policy (see Appendix A to this policy).
SECTION 7. RULE 10b5-1 TRADING PLANS
The SEC has implemented Exchange Act Rule 10b5-1 ("Rule 10b5-1"), which provides an affirmative defense for "insiders" to trade in a company's securities without insider trading liability if in accordance with a plan that satisfies the requirements of Rule 10b5-1.
The Company permits eligible insiders to enter into Rule 10b5-1 trading plans, subject to applicable SEC requirements. Any Rule 10b5-1 plan must:
•be adopted when the individual is not aware of MNPI about the Company;
•be adopted during a non-blackout period;
•be submitted to and approved in advance by the Chief Financial Officer, General Counsel, or other designated compliance employee;
•comply with SEC "cooling-off period" requirements;
•include appropriate certifications required by SEC rules; and
•be maintained and administered in good faith.

Modification, suspension, or termination of a Rule 10b5-1 plan may require additional review and may trigger a new cooling-off period under SEC rules.
Rule 10b5-1 plans do not exempt Section 16 Reporting Persons from complying with their reporting obligations under the Exchange Act, as described in Section 12 of this policy.
SECTION 8. OTHER PROHIBITED TRANSACTIONS
To avoid speculation, conflicts of interest, and the appearance of improper trading, the following transactions are prohibited unless specifically approved in advance by the Audit Committee and General Counsel:
•Short Sales. Covered Persons may not engage in short sales of Company securities (i.e., selling stock you do not own and borrowing the shares to make delivery).
•Publicly Traded Options. Covered Persons may not purchase or sell puts, calls, or other derivative securities relating to Company securities.
•Hedging Transactions. Covered Persons may not engage in hedging or monetization transactions designed to offset decreases in the market value of Company securities. Examples include prepaid variable forwards, equity swaps, collars, and exchange funds.
•Margin Accounts and Pledges. Covered Persons are prohibited from using Company securities as collateral in a margin account or otherwise pledging Company securities as collateral on a loan.
SECTION 9. EXCEPTIONS
The following transactions generally are not subject to blackout periods, although trading while possessing MNPI about the Company remains prohibited unless otherwise permitted by law:
•Trading Plans. Transactions under a compliant Rule 10b5-1 plan.
•Employee Stock Purchase Plan. Participation in Village's employee stock purchase plan via periodic payroll contributions. However, the trading restrictions outlined in this policy do apply to subsequent sales of stock purchased under such plan.
•Restricted Stock Vesting. Vesting of restricted stock awards and any related shares withheld for taxes associated with such vesting. However, the trading restrictions outlined in this policy do apply to subsequent sales of vested restricted stock.
•Stock Option Exercises. Stock option exercises where the purchase price is paid in cash. However, the trading restrictions outlined in this policy do apply to subsequent sales of stock acquired via the exercise of a stock option.
•Transfers by Will, Trust or Laws of Descent and Distribution. Transfers of Company securities pursuant to a valid will, revocable trust, beneficiary designation, the laws of descent and distribution, or other transfers occurring solely by reason of the death of the holder.
•No Change in Beneficial Ownership. The trading restrictions in this policy do not apply to transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•Other Exceptions. Other transactions specifically reviewed and approved by the Audit Committee and General Counsel for which it has been determined that the transaction does not violate federal securities laws or this policy.

SECTION 10. VIOLATIONS AND PENALTIES
Violations of insider trading laws can result in severe civil and criminal penalties for both the individual and the Company. Potential consequences include civil penalties imposed by the SEC; criminal fines; imprisonment; disgorgement of profits; Company disciplinary action, including termination of employment; and referral to regulatory or law enforcement authorities.
Any person who violates this Insider Trading Policy may be subject to disciplinary action regardless of whether a legal violation is ultimately established.
SECTION 11. POST-TERMINATION TRANSACTIONS
Individuals who no longer provide services to or otherwise engage with the Company but who continue to possess, or have access to, MNPI relating to the Company shall remain subject to this Insider Trader Policy and may not engage in transactions in the Company's securities until such information has become public or is no longer material. Furthermore, Restricted Persons whose status or affiliation with the Company terminates during a blackout period shall be presumed to be in possession of Village-specific MNPI until the end of such blackout period. However, pre-clearance requirements described in Section 6 of this policy will no longer apply to such individuals in relation to post-termination transactions.
SECTION 12. REPORTING REQUIREMENTS FOR SECTION 16 PERSONS
Section 16 of the Exchange Act generally requires all Board of Directors, officers, and shareholders owning more than 10% of the Company (collectively, "Section 16 Reporting Persons"), within 10 days after obtaining such status, to file with the SEC a Form 3 listing the amount of the Company’s securities beneficially owned by such person.
Following the initial Form 3 filing, changes in beneficial ownership of the Company's securities, including shares acquired, sold, or gifted, must be reported on Form 4, generally within two business days, or in certain cases, on Form 5, within 45 days after the end of the Company's fiscal year. A Section 16 Reporting Person’s broker must also file a Form 144 in advance of a stock sale.
For the avoidance of doubt, Section 16 Reporting Persons that are "insiders" of the Company (e.g., the Board of Directors and officers) will be notified of such designation. If you have been designated as a Section 16 Reporting Person, it is critical that you inform the Chief Financial Officer, General Counsel, or other designated compliance employee in advance of any planned transactions involving the Company's securities.
SECTION 13. QUESTIONS AND REPORTING CONCERNS
Questions regarding the Company's Insider Trading Policy or any proposed transaction of the Company's securities should be directed to the Chief Financial Officer, General Counsel, or other designated compliance employee. Any suspected violation of this Insider Trading Policy should be reported immediately.
Appendix A
RESTRICTED PERSONS CERTIFICATION
I acknowledge that I have received, read, and understand Village Super Market, Inc.'s Insider Trading Policy. I agree to comply with the Policy and understand that violations may result in disciplinary action, up to and including termination of employment, and may expose me to civil and criminal liability.
Name: ___________________________________________________________________________
Signature: ________________________________________________________________________
Date: ____________________________________________________________________________